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                                                                  Exhibit 12.1


                              ALABAMA POWER COMPANY

            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1999
                   and the twelve months ended March, 31 2000


                                                                                                                           Twelve
                                                                                                                           Months
                                                                                                  Year ended December 31,  Ended
                                                  --------------------------------------------------------------------  March, 31
                                                     1995          1996         1997           1998            1999        2000
                                                     ----          ----         ----           ----            ----        ----
                                                  ---------------------------------------Thousands of  Dollars------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes      $  847,132     $  835,509   $  855,526    $  923,064      $  931,725     $  942,001
      AFUDC - Debt funds                            7,109          6,517        4,855         4,664          11,010         14,598
                                               -----------    -----------  -----------   -----------     -----------    -----------
         Earnings as defined                   $  854,241     $  842,026   $  860,381    $  927,728      $  942,735     $  956,599
                                               ===========    ===========  ===========   ===========     ===========    ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                $  183,199     $  171,689   $  169,536    $  194,559      $  193,968     $  201,106
   Interest on interim  obligations                16,917         20,617       22,787        11,012           9,865         10,133
   Amort of debt disc, premium  and expense, net   20,270          9,520        9,657        42,506          11,171         11,291
   Other interest  charges                         27,064         34,227       57,799        67,129          67,987         67,031
                                               -----------    -----------  -----------   -----------     -----------    -----------
         Fixed charges as defined              $  247,450     $  236,053   $  259,779    $  315,206      $  282,991     $  289,561
                                               ===========    ===========  ===========   ===========     ===========    ===========



RATIO OF EARNINGS TO FIXED CHARGES                   3.45           3.57         3.31          2.94            3.33           3.30
                                                    =====          =====        =====         =====           =====           ====


Note:    The above figures have been adjusted to give effect to Alabama Power Company's 50% ownership of Southern Electric
         Generating Company.

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